Exhibit 23

Consent of Independent Registered Public Accounting Firm

The Board of Directors

The Titan Corporation:

We consent to the incorporation by reference in the registration statement (No. 33-4041) on Form S-8 of The Titan Corporation of our report dated June 22, 2005, with respect to the statements of net assets available for benefits of The Titan Corporation Consolidated Retirement Plan as of December 31, 2004 and 2003, and the related statement of changes in net assets available for benefits for the year ended December 31, 2004, and related schedule, which report appears in the December 31, 2004, annual report on Form 11-K of The Titan Corporation Consolidated Retirement Plan.

/s/KPMG LLP

San Diego, California
June 22, 2005